dita inc.
                              DISTRIBUTOR AGREEMENT

1) Dita Inc., a Nevada Corporation, Hereinafter referred to as "Manufacturer" and Levante, a corporation duly organized under the laws of Japan, Hereinafter referred to as "Distributor", agree as follows:

RECITALS

Manufacturer and Distributor intend to enter into this Agreement hereinafter referred to as "Agreement" dated September 1, 1999 for distribution of Dita Inc. products based upon the items two (2) through (14) defined below:

2) TERM: The term of this Agreement hereinafter referred to as "Term", commences on the date of this agreement and expires August 31, 2002. Manufacturer agrees to give Distributor first right of negotiation for an extension of this Agreement only if Distributor has met the minimum order requirements as set forth below (see Attachment "B") and is in full compliance with all the terms of this Agreement.

3) APPOINTMENT: For the Term of the Agreement, on the following terms and conditions, Manufacturer, appoints Levante, as the exclusive distributor for the Territory of Japan, Hereinafter referred to as "Territory", and for that purpose, Manufacturer agrees to sell to Distributor, and Distributor agrees to purchase Dita Products in bulk at wholesale cost for distribution in the Territory. Distributor agrees not to purchase for resale or to represent as Sales representatives or otherwise, any goods competitive with Dita Inc. products during the Term of this Agreement with out Manufactures prior written approval which will not be unreasonable withheld.

4) PURPOSE: Manufacturer and Distributor agree that Dita Inc. goods are high quality premium priced goods and that Manufacturer's primary purpose is to create and increase markets for Dita Inc. products through high-end specialty stores. Distributor agrees to distribute Dita Inc. products only through high-end boutiques, optical stores and streetware/specialty stores and to represent the Dita Inc. Image according to Dita Inc.'s marketing policy. At no time are Dita products to be sold to discount or low image stores. Dita reserves the right to preapproval all stores in which it's products are being sold.

5) TRADEMARK USAGE: Manufacturer grants Distributor, the non exclusive right and license during the Term of this Agreement to use "Dita" related trademarks according to the Marketing Policy of Dita, Inc., only in the Territory as described above. Distributor agrees that Manufacturer reserves and retains any and all rights to

                                                                      Exhibit 10
                                                               Page 1 of 5 Pages

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the Dita Inc.  name,  tradename,  and or  trademarks.  Upon  Termination of this
Agreement, Distributor agrees to cease using all Dita Inc. trademarks except to sell any then remaining inventories of Dita products products in Territory. Distributor agrees that at no time is the Dita trademark to be used in the sale of any product that has not been preapproved in writing by Dita Inc.

6) INDEPENDENT CONTRACTORS: Distributor and Manufacturer are independent contractors. neither is the agent of or has any authority to impose any obligation or liability for the other. Neither may assign any right or duty under its Agreement (Voluntarily or by change of ownership control) without prior written consent of the other. Distributor is responsible for paying all expenses of and taxes on Distributor's activities, and is responsible for managing and compensating all employees of Distributor and any other sales representatives and subcontractors Distributor retains. Distributor agrees not to make any representation or warranty concerning Manufacturer's goods except to the extent authorized in advance in writing by an officer of Manufacturer.

7) TERMS OF SALE: All sales of goods by Manufacturer to Distributor will be on the following terms and conditions.

(7a) Prices, quantities, styles and special characteristics of the goods will be specifically negotiated and included in each applicable purchase order. No purchase order will be deemed effective unless and until Manufacturer has formally accepted the order in writing.

(7b) Freight, delivery, risk of loss, damage and destruction of the goods, and Insurance are the sole responsibility of Distributor. All shipments are F.O.B. Dita Inc. warehouse located at 6519 Fountain, Hollywood, California 90028, and all related costs of delivery are borne by Distributor. Distributor is responsible for paying all income taxes and all other taxes, licenses, duties, brokerage fees, customs house and any other import expenses, freight, and all other expenses related to purchasing products from Manufacturer.

(7c) To the extent that payment terms are not expressly stated on the applicable purchase order confirmation issued by Manufacturer, payment of the full and other invoiced amounts for each purchase order is due in full by irrevocable letter of credit drawn on a United States Bank acceptable to Manufacturer and paid in US Dollars payable on or within fifteen (15) days after shipment date unless otherwhise approved by Manufacturer in writing. A letter of credit or some other means of capital acceptable to manufacturer, must accompany any and all purchase orders turned into Manufacturer by Distributor for formal acceptance of the purchase order.


                                                                      Exhibit 10
                                                               Page 2 of 5 Pages

(7d) Shipments and delivery times will be in accordance with manufacturer's normal operating practices and Manufacturer will not be liable for delay in or failure of performance due to cause beyond its reasonable control including but not limited to force Majeure. In accordance with common practice in the United States optical industry, Manufacturer may at times change or discontinue manufacture or sale of any goods, model, style, or other characteristics of the Goods, and may cancel or reduce quantities covered by any purchase order with prior written notice. Manufacturer agrees to reduce annual minimum for delays in shipments made in accordance with general ordering procedures which are as follows: 90 day minimum for all orders.

8) TERMINATION: This agreement may only be terminated by a non breaching party upon a material breach of this Agreement. A material breach is any action that violates any of the terms of this agreement. The non breaching party has the right but is not obligated to terminate this Agreement upon a material breach of this Agreement. Termination becomes effective after 30 days written notification to the breaching party via registered or certified mail. Upon termination, this Agreement will be deemed satisfied in full as follows:

(8a) If either party gives notice of termination of this Agreement as specified in Section "8" of this agreement, all purchase orders with respect to Goods not yet shipped, except orders for which a Letter of Credit has therefore been delivered to Manufacturer will be deemed canceled unless otherwise Agreed upon by both parties. Distributor Agrees to Pay Manufacturer any and all amounts due for goods shipped prior to the date termination notice was given.

9) YEARLY MINIMUM: Distributor agrees to purchase the minimum amount of Dita Inc. products as described in Attachment B of this Agreement. However, Manufacturer agrees to reduce yearly minimum in the case that is unable to meet orders made by Distributor placed a minimum of 90 days in advance in compliance with the terms of sale conditions specified in Section 7 of this agreement.

10) SAMPLES: Distributor agrees to purchase all necessary Samples at wholesale cost of each sample purchased.

11) SCHEDULING: Distributor agrees to comply with the Dita, Inc.'s schedule of ordering, payments ect... as established by Manufacturer. Both parties agree that it is very important that all orders and payments are made on time in order for Manufacturer to ship accepted orders on time.

12) MARKETING/ADVERTISING: Distributor agrees to pay for and implement marketing and advertising campaign for it's respective territory. The aforementioned ad campaign will consist of a minimum of 8% of Gross Sales. Distributor further agrees to

                                                                      Exhibit 10
                                                               Page 3 of 5 Pages
provide Manufacturer a proposed marketing plan on an annual basis. All marketing materials must be approved in advance by Manufacturer. It is the intention of Manufacturer to cooperate positively with Distributor on all marketing endeavors. Distributor will pay for any and all related costs of advertisements i.e. computer graphic work, film output and shipment costs produced by Manufacturer exclusively for Distributor.

13) CHANGE OF OWNERSHIP: In the case of ownership change of Manufacturer, Manufacturer Agrees to include this Agreement as a clause of the change of ownership contract. This Agreement will be honored in full for the term of this Agreement regardless of any change of ownership control Manufacturer and is binding upon any acquisitions in title and assigns of manufacturer.

14) GENERAL: This is the entire Agreement between Manufacturer and Distributor. This Agreement supersedes and terminates all other previous Agreements between the parties involved. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of California.

Executed on Sept. 1-99 at:

Dita Inc.
6519 Fountain Avenue
Hollywood, Ca 90028

Acknowledged and Agreed:

Manufacturer:                                                    Distributor:

Dita Inc.
6519 Fountain Avenue
Hollywood, Ca 9028



/s/ Troy Schmidt                                          /s/ Yosuke Moriya
-------------------------------             -------       ---------------------
Signed:  Troy Schmidt President              Dated:       Signed:

                                                          Yosuke Moriya
                                                          ---------------------
                                                          Print/Type Name:

                                                          President
                                                          ---------------------
                                                          Title:

                                                          9/1/99
                                                          ---------------------
                                                          Dated:

                                                                      Exhibit 10
                                                               Page 4 of 5 Pages

                                   EXHIBIT "B"



STYLE                               MODLE #               PRICE

Couture                             All                   25% off U.S. whosale
Fashion                             All                   25% off U.S. whosale
Opthamic                            All                   25% off U.S. whosale


YEARLY MINIMUM QUANTITY: No Yearly minimum for the first year of the agreement. Yearly minimum for second and third years to be determined by mutual agreement of both parties (3) month prior to the expiration of the first year.

                                                                      Exhibit 10
                                                               Page 5 of 5 Pages